COLFAX REPORTS THIRD QUARTER 2014 RESULTS

•	Third quarter net income per dilutive share of $0.59, adjusted net income per share of $0.57

•	Third quarter net sales increased 14.8% (a decrease of 3.8% organically) to $1.164 billion

•	Gas- and fluid-handling finished the period with backlog of $1.507 billion

ANNAPOLIS JUNCTION, MD - October 23, 2014 - Colfax Corporation (NYSE: CFX) today announced its financial results for the third quarter ended September 26, 2014.

For the third quarter of 2014, net income was $73.4 million, or $0.59 per dilutive share. Adjusted net income (as defined below) was $71.3 million, or $0.57 per share.

Net sales were $1.164 billion, in the third quarter, an increase of 14.8% from the prior year. Net sales decreased 3.8% organically compared to the third quarter of 2013. Third quarter operating income was $118.8 million, with adjusted operating income (as defined below) of $127.8 million, an increase of 13.9%.

Third quarter gas- and fluid-handling orders were $539.4 million compared to orders of $533.3 million in Q3 2013, an increase of 1.1% and an organic decrease of 8.3%. Gas- and fluid-handling finished the period with backlog of $1.507 billion.

For the nine months ended September 26, 2014, net income was $290.1 million, or $2.38 per dilutive share. Adjusted net income (as defined below) was $182.5 million, or $1.48 per share. Net sales for the nine months ended September 26, 2014 were $3.418 billion, an increase of 12.6% compared to net sales for the nine months ended September 27, 2013. Operating income for the nine months ended September 26, 2014 was $302.2 million, with adjusted operating income (as defined below) of $330.9 million, an increase of 7.8%.

Adjusted net income, adjusted net income per share, adjusted operating income, organic sales decrease and organic order decrease are not financial measures calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). See below for a description of the measures' usefulness and a reconciliation of these measures to their most directly comparable GAAP financial measures.

Steve Simms, President and Chief Executive Officer, stated, “While many of the actions we discussed on last quarter's call are progressing as expected, overall results for the third quarter were short of expectations. Demand remains soft in both segments, and margins were below expectations in the fabrication technology sector. Victor Technologies performed strongly, and our gas-handling operations delivered as expected, despite the anticipated lower revenue. Our fluid-handling operations improved significantly over the second quarter. However, based on the demand outlook, the shortfall in fabrication technology's margins this quarter and the impact of a stronger U.S. dollar, we have decreased our sales and earnings guidance for the year.”

Non-GAAP Financial Measures and Other Adjustments
Colfax has provided in this press release financial information that has not been prepared in accordance with GAAP. These non-GAAP financial measures are adjusted net income, adjusted net income per share, adjusted operating income, organic sales decrease and organic order decrease. Adjusted net income, adjusted net income per share and adjusted operating income exclude restructuring and other related charges and, for the 2013 periods presented, asbestos coverage litigation expense. Adjusted net income and adjusted net income per share for the nine months ended September 26, 2014 exclude the preferred stock conversion inducement payment. The effective tax rates used to calculate adjusted net income and adjusted net income per share are 29.8% and 29.3% for the three and nine months ended September 26, 2014, respectively. The effective tax rates used to calculate adjusted net income and adjusted net income per share are 21.7% and 26.2% for the third quarter and nine months ended September 27, 2013, respectively. Organic sales decrease and organic order decrease exclude the impact of acquisitions and foreign exchange rate fluctuations. These non-GAAP financial measures assist Colfax in comparing its operating performance on a consistent basis because, among other things, they remove the impact of asbestos insurance coverage issues, restructuring and other related charges, and preferred stock conversion inducement payment.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to GAAP results has been provided in the financial tables included in this press release.
Conference Call and Webcast
Colfax will host a conference call to provide details about its results on Thursday, October 23, 2014 at 8:00 a.m. EDT. The call will be open to the public through 877-303-7908 (U.S. callers) or 678-373-0875 (international callers) and referencing the conference ID number 18541467, or through webcast via Colfax's website at www.colfaxcorp.com under the “Investors” section. Access to a supplemental slide presentation can also be found at the Colfax website under the same heading. Both the audio of this call and the slide presentation will be archived on the website later today and will be available until the next quarterly call.
About Colfax Corporation
Colfax Corporation is a diversified global manufacturing and engineering company that provides gas- and fluid-handling and fabrication technology products and services to commercial and governmental customers around the world under the Howden, Colfax Fluid Handling and ESAB brands. Colfax believes that its brands are among the most highly recognized in each of the markets that it serves. Colfax is traded on the NYSE under the ticker "CFX." Additional information about Colfax is available at www.colfaxcorp.com.
CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS:
This press release may contain forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax's plans, objectives, expectations and intentions and other statements that are not historical or current fact. Forward-looking statements are based on Colfax's current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax's results to differ materially from current expectations include, but are not limited to, factors detailed in Colfax's reports filed with the U.S. Securities and Exchange Commission including its 2013 Annual Report on Form 10-K under the caption “Risk Factors.” In addition, these statements are based on a number of assumptions that are subject to change. This press release speaks only as of the date hereof. Colfax disclaims any duty to update the information herein.
The term “Colfax” in reference to the activities described in this press release may mean one or more of Colfax's global operating subsidiaries and/or their internal business divisions and does not necessarily indicate activities engaged in by Colfax Corporation.
Contact:
Scott Brannan, Chief Financial Officer
Colfax Corporation
301-323-9000
Scott.Brannan@colfaxcorp.com

Colfax Corporation
Condensed Consolidated Statement of Operations Data
Dollars in thousands, except per share data
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2014	September 27, 2013	September 26, 2014	September 27, 2013

Net sales	$1,164,453	$1,014,570	$3,418,120	$3,035,831
Cost of sales	791,258	694,276	2,331,122	2,086,990
Gross profit	373,195	320,294	1,086,998	948,841
Selling, general and administrative expense	245,441	208,759	756,052	644,636
Restructuring and other related charges	8,948	8,737	28,734	17,428
Operating income	118,806	102,798	302,212	286,777
Interest expense	14,935	17,536	40,881	58,879
Income before income taxes	103,871	85,262	261,331	227,898
Provision for (benefit from) income taxes(1)	22,568	19,787	(73,153)	62,948
Net income(1)	81,303	65,475	334,484	164,950
Income attributable to noncontrolling interest, net of taxes	7,914	10,000	22,520	23,448
Net income attributable to Colfax Corporation(1)	73,389	55,475	311,964	141,502
Dividends on preferred stock	—	5,086	2,348	15,254
Preferred stock conversion inducement payment	—	—	19,565	—
Net income available to Colfax Corporation common shareholders(1)	$73,389	$50,389	$290,051	$126,248
Net income per share- basic(1)	$0.59	$0.49	$2.41	$1.25
Net income per share- diluted(1)	$0.59	$0.48	$2.38	$1.23

(1) Benefit from income taxes for the nine months ended September 26, 2014 was significantly impacted by the reassessment of the realizability of certain deferred tax assets as a result of the effect of the Victor Acquisition on expected future income which resulted in a decrease in the Company's valuation allowance against U.S. deferred tax assets.

Colfax Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Dollars in thousands, except per share data
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2014	September 27, 2013	September 26, 2014	September 27, 2013
Adjusted Operating Income
Operating income	$118,806	$102,798	$302,212	$286,777
Restructuring and other related charges	8,948	8,737	28,734	17,428
Asbestos coverage litigation expense	—	627	—	2,801
Adjusted operating income	$127,754	$112,162	$330,946	$307,006
Adjusted operating income margin	11.0%	11.1%	9.7%	10.1%

	Three Months Ended		Nine Months Ended
	September 26, 2014	September 27, 2013	September 26, 2014	September 27, 2013
Adjusted Net Income
Net income attributable to Colfax Corporation	$73,389	$55,475	$311,964	$141,502
Restructuring and other related charges	8,948	8,737	28,734	17,428
Asbestos coverage litigation expense	—	627	—	2,801
Tax adjustment(1)	(11,032)	(714)	(158,154)	(2,068)
Adjusted net income	$71,305	$64,125	$182,544	$159,663
Adjusted net income margin	6.1%	6.3%	5.3%	5.3%

Adjusted Net Income Per Share
Net income available to Colfax Corporation common shareholders	$73,389	$50,389	$290,051	$126,248
Restructuring and other related charges	8,948	8,737	28,734	17,428
Asbestos coverage litigation expense	—	627	—	2,801
Preferred stock conversion inducement payment	—	—	19,565	—
Tax adjustment(1)	(11,032)	(714)	(158,154)	(2,068)
Adjusted net income available to Colfax Corporation common shareholders	71,305	59,039	180,196	144,409
Dividends on preferred stock	—	5,086	2,348	—
Less: adjusted net income attributable to participating securities(2)	—	—	—	4,571
	$71,305	$64,125	$182,544	$139,838
Weighted-average shares outstanding - diluted	125,380,566	115,384,669	123,624,735	99,281,670
Adjusted net income per share	$0.57	$0.56	$1.48	$1.41

Net income per share — diluted (in accordance with GAAP)	$0.59	$0.48	$2.38	$1.23
_________
(1) The effective tax rates used to calculate adjusted net income and adjusted net income per share are 29.8% and 29.3% for the third quarter and nine months ended September 26, 2014, respectively, and 21.7% and 26.2% for the third quarter and nine months ended September 27, 2013, respectively.

(2) Adjusted net income per share for periods prior to April 23, 2013 was calculated consistently with the two-class method in accordance with GAAP as the Series A Perpetual Convertible Preferred Stock were considered participating securities. Subsequent to April 23, 2013 and prior to February 12, 2014, adjusted net income per share was calculated consistently with the if-converted method in accordance with GAAP until the Series A Perpetual Convertible Preferred Stock were no longer participating securities. Adjusted net income per share for the nine months ended September 26, 2014 excludes the impact of 12,173,291 common stock equivalent shares as their inclusion would be anti-dilutive. On February 12, 2014, the Series A Perpetual Convertible Preferred Stock were converted to common stock and the Company paid a $19.6 million conversion inducement to the holders of the Series A Perpetual Convertible Preferred Stock.

Colfax Corporation
Change in Sales, Orders and Backlog
Dollars in millions
(Unaudited)

	Net Sales		Orders
	$	%	$	%

For the three months ended September 27, 2013	$1,014.6		$533.3
Components of Change:
Existing Businesses	(38.9)	(3.8)%	(44.3)	(8.3)%
Acquisitions(1)	201.8	19.9%	49.6	9.3%
Foreign Currency Translation	(13.0)	(1.3)%	0.8	0.1%
Total	149.9	14.8%	6.1	1.1%
For the three months ended September 26, 2014	$1,164.5		$539.4

	Net Sales		Orders		Backlog at Period End
	$	%	$	%	$	%

As of and for the nine months ended September 27, 2013	$3,035.8		$1,513.6		$1,446.9
Components of Change:
Existing Businesses	(38.9)	(1.3)%	(11.0)	(0.7)%	(94.0)	(6.5)%
Acquisitions(1)	479.2	15.8%	211.2	14.0%	211.1	14.6%
Foreign Currency Translation	(58.0)	(1.9)%	2.8	0.1%	(57.5)	(4.0)%
Total	382.3	12.6%	203.0	13.4%	59.6	4.1%
As of and for the nine months ended September 26, 2014	$3,418.1		$1,716.6		$1,506.5

(1) Represents the incremental sales, orders and order backlog as a result of our acquisitions of Clarus Fluid Intelligence, LLC, CKD Kompressory a.s., the global industrial and industry division of Flakt Woods Group, TLT-Babcock Inc., Alphair Ventilating Systems Inc., and Sistemas Centrales de Lubrication S.A. de C.V. ("Sicelub"), and incremental sales as a result of our acquisition of Victor Technologies Holdings, Inc.